Exhibit 99.1

Allegheny Technologies Announces Third Quarter 2012 Results

Third Quarter 2012 Results

  Sales were $1.22 billion
  Net income attributable to ATI was $35.3 million, or $0.32 per share
  Segment operating profit was $119.5 million, or 9.8% of sales
  Gross cost reductions of $87.0 million year to date
  Cash on hand increased $70.7 million during the quarter to $281.0 million
  Net debt to total capitalization declined to 31.2%

PITTSBURGH--(BUSINESS WIRE)--October 24, 2012--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the third quarter 2012 of $35.3 million, or $0.32 per share, on sales of $1.22 billion. In the third quarter 2011, ATI reported net income of $62.3 million, or $0.56 per share, on sales of $1.35 billion.

For the nine months ended September 30, 2012, net income was $147.9 million, or $1.32 per share, on sales of $3.93 billion. For the nine months ended September 30, 2011, net income was $182.6 million, or $1.68 per share, on sales of $3.93 billion.

“Continuing uncertainty regarding global economic conditions impacted our third quarter 2012 results,” said Rich Harshman, Chairman, President and Chief Executive Officer. “We are seeing conservative inventory management throughout the supply chains of most of our major end markets. These actions appear to be driven by concerns about the U.S. election and resolution of the U.S. ‘fiscal cliff’, and uncertain economic trends in China, Europe, and Japan.

“We believe that as these uncertainties begin to be resolved, demand will improve for our GDP-sensitive products and strong secular growth trends will resume in our key global markets. We are not waiting for resolution of these macroeconomic issues. We continue to improve our cost structure and execute our strategies to enhance our competitive position by completing our strategic capital investments, introducing and qualifying innovative new products, improving our position with existing customers, and growing our participation at new customers.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 68% of ATI sales for the first nine months of 2012:
    Sales to the aerospace and defense market were $1.25 billion and represented 32% of ATI sales.
    Sales to the oil and gas/chemical process industry were $769 million and represented 20% of ATI sales.
    Sales to the electrical energy market were $464 million and represented 12% of ATI sales.
    Sales to the medical market were $166 million and represented 4% of ATI sales.
  Direct international sales were $1.4 billion for the first nine months of 2012 and represented nearly 36% of ATI sales.

“The current economic conditions have resulted in softening of demand from the jet engine aftermarket and a cautious approach to managing inventory in the supply chains of both airframe and jet engine OEMs,” said Mr. Harshman. “In spite of these short-term headwinds, we see strong growth in demand for our products from the commercial aerospace market over the next 3 to 5 years. OEM backlogs remain at record levels and announced production rate ramps remain on schedule. The new airframe designs and the new jet engines that meet the need for improved energy and environmental efficiency are demand drivers for ATI’s differentiated products.

“Although inventory is also being conservatively managed in the supply chain, we continue to see long-term growth opportunities from the oil and gas/chemical process industry markets. Our downhole oil and gas products remain in high demand because directional and horizontal drilling rates are holding up even as the total rig count is declining. In the third quarter 2012, we saw a pause in demand from oil and gas projects that use our flat-rolled products. Inquiry activity for flowlines and vessels made of our high-value flat-rolled products is beginning to increase for both new and replacement projects. In the chemical process industry, demand for our titanium products, while weak for the first nine months of 2012, is showing signs of improvement which we expect will result in increased shipments to this market in the first half of 2013. Our Uniti titanium joint venture received the first phase of an order related to a major desalination project but the related shipments for this phase and anticipated additional volume are expected to occur mainly in 2013.

“Demand from the electrical energy market was essentially flat in the third quarter compared to the second quarter 2012. On the power generation side, demand for our zirconium products from the nuclear energy market remains at low levels. Demand for industrial gas turbines was stable at relatively moderate levels. On the power distribution side, demand for grain-oriented electrical steel (GOES) continued to be impacted by the weak domestic housing construction market. The domestic specialty metals industry association recently confirmed that GOES imports into the U.S. market are surging, and possible dumping and below-cost sales from producers in a number of foreign countries have occurred in the United States.

“Demand remained strong from the medical market for our premium products for both surgical implants and MRI superconducting magnets.

“We expect demand for standard stainless steel sheet and plate to continue at low levels in the fourth quarter as a result of weak GDP growth in the U.S. and aggressive inventory management actions throughout the supply chain. In addition, base prices for most grades of standard stainless products are at historically low levels due to weak demand and high levels of Asian imports. We believe inventory levels of these products throughout the supply chains are lean and base prices are at unsustainable levels. Therefore, our view is that as global economic conditions begin to improve, both demand and base prices will begin to improve.

“Our financial position remains solid with cash on hand of $281 million at the end of the third quarter 2012. Cash provided by operations was $186 million in the third quarter 2012. We have reduced our expected 2012 capital expenditures to $410 million from our original $485 million plan. Our focus on improving our cost structure continued as gross cost reductions before the effects of inflation totaled $87 million during the first nine months 2012, which is on track to exceed our full-year objective of at least $100 million in gross cost reductions.”

Strategy and Outlook

“We remain focused on long-term value creation for our stockholders, through the business cycles, while delivering superior value for our customers,” Mr. Harshman said. “Our industry-leading specialty metals technologies, diversified alloy systems and product forms, global and diversified market focus, unsurpassed manufacturing capabilities, and integrated capabilities from alloy development, to raw materials (titanium sponge), to melting and hot-working, to finished value-added components and parts are unique in the world. This strategy has ATI well-positioned to achieve significant revenue and earnings growth over the next three to five years, as global economic conditions improve.

“We expect business conditions in the fourth quarter 2012 to remain challenging. Except for the U.S. election, meaningful progress on the primary reasons for the current global economic uncertainty - the possible U.S. ‘fiscal cliff’, the euro-zone debt crisis, and slower growth in China - is not expected until the first half of 2013. Therefore, we expect continued soft demand and aggressive inventory management by most of our customers to persist through the fourth quarter 2012. As a result, we now expect fourth quarter results to be lower than the 2012 third quarter. For the full year, we expect sales in the range of $5.0 to $5.1 billion and full-year segment operating profit as a percent of sales of approximately 10.5%.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2012	2011	2012	2011

Sales	$1,220.5	$1,352.6	$3,930.4	$3,931.6

Net income attributable to ATI	$ 35.3	$ 62.3	$ 147.9	$ 182.6

	Per Diluted Share

Net income attributable to ATI per common share	$ 0.32	$ 0.56	$ 1.32	$ 1.68

Third Quarter 2012 Financial Results Compared to Third Quarter 2011

  Sales for the third quarter 2012 were $1.22 billion, compared to $1.35 billion in the third quarter 2011. Compared to the third quarter 2011, sales increased 1% in the High Performance Metals segment. Raw material surcharges were lower due to declines in nickel raw material and titanium scrap costs. In the Flat-Rolled Products segment, sales declined 19% primarily due to lower raw material surcharges, lower base prices for standard stainless products, and reduced shipments of titanium products to the industrial markets due to project delays. Sales decreased 6% in the Engineered Products segment due to reduced demand for tungsten-based products and from the electrical energy market. For the first nine months of 2012, direct international sales increased $63.9 million, or 5%, compared to the prior year period, and represented 35.7% of total sales.
  Third quarter 2012 segment operating profit was $119.5 million, or 9.8% of sales, compared to $161.8 million, or 12.0% of sales, for the comparable 2011 period.
  Net income attributable to ATI for the third quarter 2012 was $35.3 million, or $0.32 per diluted share, compared to $62.3 million, or $0.56 per diluted share in the third quarter 2011. Results for the third quarter 2011 included acquisition related expenses of $8.3 million, net of tax, primarily related to inventory fair value adjustments. Excluding these items, 2011 third quarter net income was $70.6 million, or $0.63 per share.
  Cash flow provided by operations for the first nine months of 2012 was $245.8 million and included an investment of $112.4 million in managed working capital.
  Cash on hand at the end of the third quarter 2012 was $281.0 million, an increase of $70.7 million from June 30, 2012.
  Gross cost reductions, before the effects of inflation, totaled $27.0 million in the third quarter 2012, bringing gross cost reductions for the year to $87.0 million.

High Performance Metals Segment

Third Quarter 2012 Market Conditions

  Customers remained cautious across most markets due to global economic uncertainty. Total mill product shipments of our nickel-based and specialty alloys, and titanium and titanium alloys were basically flat with the second quarter 2012 but with a less favorable product mix. Zirconium and related alloys shipments decreased 15% compared to the second quarter 2012 due primarily to reduced demand from the nuclear energy and chemical process industry markets. Compared to the second quarter 2012, average selling prices decreased 2% for nickel-based alloys and superalloys, primarily due to lower raw material surcharges, and increased 1% for specialty alloys as strong demand from the oil and gas markets offset lower raw material surcharges. Average selling prices for titanium alloys decreased 8% primarily due to lower raw material surcharges and product mix. Average selling prices for zirconium and related alloys increased 7% due to product mix.
  Sales of high performance forgings and castings declined modestly primarily due to lower raw material surcharges and lower demand from the jet engine aftermarket and for construction and mining components.

Third quarter 2012 compared to third quarter 2011

  Sales increased by 1% to $539.3 million.
  Mill product shipments of nickel-based alloys and superalloys increased 11% due to demand from the aerospace market. Mill product shipments of specialty alloys increased 66% due to strong demand from the oil and gas market. Shipments of titanium and titanium alloy mill products were 2% lower primarily due to reduced demand from the jet engine aftermarket. Zirconium and related alloys shipments declined 14% primarily due to reduced demand from the nuclear energy market and the chemical process industry. Average selling prices decreased 6% for nickel-based and superalloys primarily due to lower raw material surcharges, partially offset by a higher value-add product mix. Average selling prices decreased 4% for specialty alloys due to lower raw material surcharges and a less favorable product mix. Average selling prices decreased 1% for titanium and titanium alloys due to raw material surcharges. Average selling prices increased 7% for zirconium and related alloys primarily due to product mix.
  Sales for high performance forgings and castings were flat primarily due to better demand for airframe components and for construction and mining components, which was offset by lower raw material surcharges and lower demand from the jet engine aftermarket.
  Segment operating profit decreased to $84.5 million, or 15.7% of total sales, including surcharges, compared to $95.7 million, or 17.9% of total sales, for the third quarter 2011. Segment operating profit was negatively impacted by a less favorable product mix and approximately $6 million of costs associated with adjusting production levels to expected lower demand from the nuclear energy market. Third quarter 2012 segment operating profit included a LIFO inventory valuation reserve benefit of $12.1 million which was partially offset by higher costs for raw materials, primarily nickel, resulting from the misalignment of the raw material surcharge with raw material costs due to the long manufacturing cycle of certain products. The third quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million.
  Gross cost reductions, before effects of inflation, during the first nine months of 2012 were $47.1 million in the High Performance Metals segment.

Flat-Rolled Products Segment

Market Conditions

  Demand was soft from nearly all markets and base selling prices for most standard stainless products were at historically low levels. Compared to the second quarter 2012, shipments decreased 8% for high-value products, which includes industrial-grade titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Shipments for standard stainless products (sheet and plate) decreased 13%. Direct international sales for the third quarter 2012 represented 32% of total segment sales. Third quarter 2012 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.6 million pounds, a 7% decrease compared to the second quarter 2012 and a 50% decrease from the third quarter 2011, primarily due to timing delays of certain large projects and lower overall demand from global industrial markets. Compared to the second quarter 2012, average selling prices for standard stainless products decreased 8%, and decreased 4% for high-value products, both primarily due to lower raw material surcharges and lower base prices.

Third quarter 2012 compared to third quarter 2011

  Sales were $560.2 million, 18.8% lower than the prior year period, primarily due to lower raw material surcharges and reduced base prices for most products. Shipments of high-value products declined 3% compared to the third quarter 2011 as higher shipments of our nickel-based alloys, specialty alloys and Precision Rolled Strip® products were offset by reduced shipments of our grain-oriented electrical steel and titanium products. Shipments of standard stainless products increased 10%. Average selling prices, which include surcharges, for standard stainless products declined 21% due to lower base prices and lower raw material surcharges. Average selling prices for high-value products decreased 19% primarily due to product mix and lower raw material surcharges.
  Segment operating profit declined to $26.2 million, or 4.7% of total sales, including surcharges, compared to $58.8 million, or 8.5% of total sales, in the third quarter 2011 primarily due to lower base prices for standard stainless and grain-oriented electrical steel products, and reduced shipments of certain high-value products due to delays of major project business. The third quarter 2012 included a LIFO inventory valuation reserve benefit of $8.8 million which was partially offset by higher costs for raw material, primarily nickel, which did not align with raw material surcharges. In the third quarter 2011, a LIFO inventory valuation reserve benefit of $24.0 million was recognized.
  Gross cost reductions, before effects of inflation, during the first nine months of 2012 were $33.8 million in the Flat-Rolled Products segment.

Engineered Products Segment

Market Conditions

  Demand was lower from the oil and gas, and cutting tool markets.

Third quarter 2012 compared to third quarter 2011

  Sales were $121.0 million, a decrease of 5.7%, primarily as a result of weaker demand for tungsten-based products.
  Segment operating profit improved to $8.8 million, or 7.3% of sales, in the third quarter 2012, compared to $7.3 million, or 5.7% of sales, in the third quarter 2011. Results for the third quarter 2012 included a LIFO inventory valuation reserve benefit of $1.2 million compared to a $7.3 million LIFO inventory valuation reserve charge for the comparable 2011 period.
  Gross cost reductions, before effects of inflation, during the first nine months of 2012 were $6.1 million in the Engineered Products segment.

Other Expenses

  Corporate expenses for the third quarter 2012 were $14.9 million, compared to $20.9 million in the year-ago period. The decrease in corporate expenses was primarily related to lower incentive compensation expenses associated with long-term performance plans.
  Interest expense, net of interest income, was $17.2 million, compared to $23.4 million in the third quarter 2011. The decrease in interest expense was primarily due to lower debt levels and increased capitalized interest on major strategic capital projects. Capitalized interest reduced interest expense by $6.6 million for the third quarter 2012, compared to $3.1 million for the comparable 2011 period.
  Other expenses, which include expenses related to closed operations, for the third quarter 2012 were $2.7 million, compared to $2.9 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $30.6 million in the third quarter 2012, compared to $19.2 million in the third quarter 2011. This increase was primarily due to the utilization of a lower discount rate to value retirement benefit obligations and lower than expected returns on plan assets.
  For the third quarter 2012, retirement benefit expense of $22.4 million was included in cost of sales and $8.2 million was included in selling and administrative expenses. For the third quarter 2011, retirement benefit expense of $13.6 million was included in cost of sales and $5.6 million was included in selling and administrative expenses.

Income Taxes

  The third quarter 2012 provision for income taxes was $16.8 million, or 31.1% of income before tax, compared to the third quarter 2011 provision for income taxes of $31.2 million, or 32.7% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $281.0 million at September 30, 2012, an increase of $70.7 million from June 30, 2012 but a decrease of $99.6 million from year-end 2011.
  Cash flow provided by operations in the third quarter 2012 was $186 million. Cash flow provided by operations for the first nine months of 2012 was $245.8 million and included an investment of $112.4 million in managed working capital.
  The $112.4 million growth in managed working capital during the first nine months of 2012 resulted from a $25.1 million decrease in accounts receivable, a $54.2 million increase in inventory, and an $83.3 million decrease in accounts payable.
  At September 30, 2012, managed working capital was 39.1% of annualized sales, compared to 37.8% of annualized sales at year-end 2011. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $244.1 million in the first nine months of 2012, including $245.6 million of capital expenditures, the majority of which was related to the construction of the new Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF). Cash used in financing activities was $101.3 million in the first nine months of 2012 and included dividend payments of $57.3 million, $27.0 million of net debt retirements, and $18.2 million of tax payments on share-based compensation associated with performance-based plans.
  Total debt to total capital decreased to 35.9% at September 30, 2012, compared to 37.9% at the end of 2011. Net debt as a percentage of total capitalization decreased to 31.2% at the end of the third quarter 2012 compared to 31.3% at the end of 2011.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, October 24, 2012, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.2 billion for the last twelve months. ATI has approximately 11,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Sales	$1,220.5	$1,352.6	$3,930.4	$3,931.6
Costs and expenses:
Cost of sales	1,057.7	1,136.8	3,361.7	3,287.4
Selling and administrative expenses	91.7	96.7	285.8	284.7
Income before interest, other income and income taxes	71.1	119.1	282.9	359.5
Interest expense, net	(17.2)	(23.4)	(55.7)	(70.1)
Other income (expense), net	0.2	(0.3)	0.7	0.1
Income before income tax provision	54.1	95.4	227.9	289.5
Income tax provision	16.8	31.2	73.6	100.6

Net income	37.3	64.2	154.3	188.9

Less: Net income attributable to noncontrolling interests	2.0	1.9	6.4	6.3

Net income attributable to ATI	$35.3	$62.3	$147.9	$182.6

Basic net income attributable to ATI per common share	$0.33	$0.59	$1.39	$1.80

Diluted net income attributable to ATI per common share	$0.32	$0.56	$1.32	$1.68

Weighted average common shares outstanding -- basic (millions)	106.2	105.1	106.1	101.6

Weighted average common shares outstanding -- diluted (millions)	116.7	116.4	116.6	112.9

Actual common shares outstanding -- end of period (millions)	107.2	106.4	107.2	106.4

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Sales:
High Performance Metals	$539.3	$534.7	$1,686.8	$1,431.3
Flat-Rolled Products	560.2	689.6	1,853.6	2,127.5
Engineered Products	121.0	128.3	390.0	372.8

Total External Sales	$1,220.5	$1,352.6	$3,930.4	$3,931.6

Operating Profit:

High Performance Metals	$84.5	$95.7	$290.8	$274.2
% of Sales	15.7%	17.9%	17.2%	19.2%

Flat-Rolled Products	26.2	58.8	117.5	195.9
% of Sales	4.7%	8.5%	6.3%	9.2%

Engineered Products	8.8	7.3	34.3	27.5
% of Sales	7.3%	5.7%	8.8%	7.4%

Operating Profit	119.5	161.8	442.6	497.6
% of Sales	9.8%	12.0%	11.3%	12.7%

Corporate expenses	(14.9)	(20.9)	(52.4)	(72.5)

Interest expense, net	(17.2)	(23.4)	(55.7)	(70.1)

Closed company and other expenses	(2.7)	(2.9)	(14.8)	(7.6)

Retirement benefit expense	(30.6)	(19.2)	(91.8)	(57.9)

Income before income taxes	$54.1	$95.4	$227.9	$289.5

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	September 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$281.0	$380.6
Accounts receivable, net of allowances for doubtful accounts of $5.6 and $5.9 at September 30, 2012 and December 31, 2011, respectively	685.7	709.1
Inventories, net	1,460.2	1,384.3
Prepaid expenses and other current assets	57.9	95.5
Total Current Assets	2,484.8	2,569.5

Property, plant and equipment, net	2,482.3	2,368.8
Cost in excess of net assets acquired	740.3	737.7
Other assets	371.4	370.9

Total Assets	$6,078.8	$6,046.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$409.3	$490.7
Accrued liabilities	336.7	320.3
Deferred income taxes	12.9	23.5
Short term debt and current portion of long-term debt	16.8	27.3
Total Current Liabilities	775.7	861.8

Long-term debt	1,462.5	1,482.0
Accrued postretirement benefits	469.6	488.1
Pension liabilities	488.0	508.9
Deferred income taxes	21.8	9.8
Other long-term liabilities	116.3	124.7
Total Liabilities	3,333.9	3,475.3

Total ATI stockholders' equity	2,642.3	2,475.3
Noncontrolling interests	102.6	96.3
Total Equity	2,744.9	2,571.6

Total Liabilities and Equity	$6,078.8	$6,046.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Nine Months Ended
	September 30
	2012	2011

Operating Activities:

Net income	$154.3	$188.9

Depreciation and amortization	145.1	127.2
Deferred taxes	(32.9)	30.1
Change in managed working capital	(112.4)	(390.3)
Change in retirement benefits	40.3	12.6
Accrued liabilities and other	51.4	139.0
Cash provided by operating activities	245.8	107.5
Investing Activities:
Purchases of property, plant and equipment	(245.6)	(168.8)
Acquisition of business	-	(349.2)
Asset disposals and other	1.5	3.0
Cash used in investing activities	(244.1)	(515.0)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	(16.7)	(26.9)
Net repayments under credit facilities	(10.3)	(2.0)
Debt issuance costs	-	(5.0)
Dividends paid to shareholders	(57.3)	(55.7)
Dividends paid to noncontrolling interests	-	(7.2)
Exercises of stock options	1.2	1.4
Taxes on share-based compensation and other	(18.2)	2.1
Cash provided by (used in) financing activities	(101.3)	406.7
Decrease in cash and cash equivalents	(99.6)	(0.8)
Cash and cash equivalents at beginning of period	380.6	432.3
Cash and cash equivalents at end of period	$281.0	$431.5

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Mill Products Volume:
High Performance Metals (000's lbs.)
Titanium	6,614	6,773	20,195	20,830
Nickel-based and specialty alloys	14,434	11,448	43,211	36,061
Zirconium and related alloys	843	976	2,759	3,046

Flat-Rolled Products (000's lbs.)
High value	118,907	122,504	368,204	374,316
Standard	159,810	145,901	500,685	465,955
Flat-Rolled Products total	278,717	268,405	868,889	840,271

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium	$21.95	$22.13	$22.54	$21.49
Nickel-based and specialty alloys	$14.68	$16.40	$15.01	$15.64
Zirconium and related alloys	$75.86	$70.77	$72.13	$66.06

Flat-Rolled Products (per lb.)
High value	$2.79	$3.45	$2.97	$3.33
Standard	$1.40	$1.78	$1.50	$1.86
Flat-Rolled Products combined average	$1.99	$2.54	$2.12	$2.52

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Numerator for Basic net income per common share -
Net income attributable to ATI	$35.3	$62.3	$147.9	$182.6
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.1	2.5	6.5	7.5
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed conversions	$37.4	$64.8	$154.4	$190.1

Denominator for Basic net income per common share -
Weighted average shares outstanding	106.2	105.1	106.1	101.6
Effect of dilutive securities:
Share-based compensation	0.9	1.7	0.9	1.7
4.25% Convertible Notes due 2014	9.6	9.6	9.6	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	116.7	116.4	116.6	112.9

Basic net income attributable to ATI per common share	$0.33	$0.59	$1.39	$1.80

Diluted net income attributable to ATI per common share	$0.32	$0.56	$1.32	$1.68

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2012	2011

Accounts receivable	$685.7	$709.1
Inventory	1,460.2	1,384.3
Accounts payable	(409.3)	(490.7)
Subtotal	1,736.6	1,602.7

Allowance for doubtful accounts	5.6	5.9
LIFO reserve	124.5	153.7
Corporate and other	68.9	60.9
Managed working capital	$1,935.6	$1,823.2

Annualized prior 2 months sales	$4,946.8	$4,820.6

Managed working capital as a % of annualized sales	39.1%	37.8%

Year to date change in managed working capital	$112.4

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2012	2011

Total debt	$1,479.3	$1,509.3
Less: Cash	(281.0)	(380.6)
Net debt	$1,198.3	$1,128.7

Net debt	$1,198.3	$1,128.7
Total ATI stockholders' equity	2,642.3	2,475.3
Net ATI capital	$3,840.6	$3,604.0

Net debt to ATI capital	31.2%	31.3%

Total debt	$1,479.3	$1,509.3
Total ATI stockholders' equity	2,642.3	2,475.3
Total ATI capital	$4,121.6	$3,984.6

Total debt to total ATI capital	35.9%	37.9%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004